Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management Adjusted EBITDA Reconciliation

(in thousands)

	Q3FY13	Q4FY13	Q1FY14	Q2 FY14	LTM Q2 FY14	Pro Forma 3/31/2014 LTM (1)
Net Income (Loss) Attributable to Nexeo Solutions	$4,295	$6,965	$(12,846)	$1,353	$(233)	$21,078
Net Income (Loss) Attributable to Noncontrolling Interest	597	1,031	1,656	(168)	3,116	3,116
Interest	15,938	13,836	14,282	15,653	59,709	63,387
Taxes	1,885	1,869	2,419	983	7,156	7,231
Depreciation and Amortization	9,703	10,550	11,657	14,483	46,393	51,465
EBITDA	32,418	34,251	17,168	32,304	116,141	146,277
Management add-backs (2)	6,224	9,476	4,992	4,127	24,819	28,688
Foreign exchange (gains) losses, net (3)	802	(510)	110	1,635	2,037	2,037
Management fees (4)	1,070	1,164	1,272	1,384	4,890	4,890
Compensation expense related to management equity plan (non-cash)	276	291	281	264	1,112	1,112
Transaction and other one-time costs (5)	1,259	1,958	4,662	4,409	12,288	3,424
Management Adjusted EBITDA	$42,049	$46,630	$28,485	$44,123	$161,287	$186,428

(1)              Effective December 1, 2013, the Company acquired 100% of the outstanding shares of Chemical Specialists and Development, Inc. (“CSD”), and substantially all of the assets of STX Freight Company (“STX”) and ST Laboratories Group, LLC (“ST Laboratories”), two related businesses of CSD (collectively, the “CSD Acquisition”). Effective April 1, 2014, the Company acquired Archway Sales, Inc., a Missouri corporation (“Archway”), a chemicals blending and distribution business, and JACAAB, LLC, a Missouri limited liability company, a related business of Archway, (“JACAAB” and collectively, the “Archway Acquisition”). Pro forma Management Adjusted EBITDA for the twelve months ended March 31, 2014 reflects (i) the full contribution of CSD, STX and ST Laboratories and (ii) the full contribution of Archway and JACAAB. The pro forma financial information was derived from unaudited financial statements and information of (i) Archway and JACAAB and (ii) CSD, STX and ST Laboratories, each for the twelve months ended March 31, 2014, and excluding adjustments related to the purchase price allocation related to the Archway Acquisition as the Company has not yet completed this allocation. As noted in the Current Report on Form 8-K filed on April 4, 2014, the Company will file the financial statements of the acquired business required pursuant to Rule 3-05 of Regulation S-X and the pro forma financial information required pursuant to Article 11 within 75 days of the completion of the Archway Acquisition, which may differ from the financial information presented above. Pro forma results are not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions completed at the beginning of the period.

(2)              Management adjustments associated with integration, transition, restructuring and transformational activities.

(3)              Includes net realized and unrealized foreign exchange gains and losses.

(4)              Management, monitoring, consulting and leverage fees, per the agreement with TPG Capital, L.P. (“TPG”).

(5)              Professional and transaction costs related to the CSD Acquisition, the Archway Acquisition, other potential acquisitions and other one-time costs.